                                                                    EXHIBIT 99.1

                             INVESTMENT OPPORTUNITY

                                     ______%
                                      APY*

                          Annual Percentage Yield* from
                    _________, 2003 through December 31, 2003

  TERM                    ANNUAL YIELD
                           24 MONTHS                     ____%

                           36 MONTHS                     ____%

                           48 MONTHS                     ____%

             Minimum Investment is $10,000. No fees or commissions.
                Interest paid monthly, quarterly, semi-annually,
                            annually or at maturity.

                                     LEVITT
                                  CORPORATION

                      FOR A PROSPECTUS AND MORE INFORMATION
                    PLEASE CALL 877--3LEVITT (1-877-353-8488)
                     OR LOG ON TO WWW.LEVITTCORPORATION.COM

          ------------------------------------------------------------

         This announcement is neither an offer to sell nor a solicitation of an offer to buy Investment Notes. This offer can only be made by the Prospectus dated ________, 2003 and any related Prospectus Supplement. Rates subject to change.

         *Interest is based on a 360-day year. The effective annual yield assumes all interest remains invested for 360 days.

         Investment Notes represent obligations of Levitt Corporation and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency or private entity.

[To be included in New York: This advertisement is not an offering. No offering is made except by a prospectus filed with the Department of Law of the State of New York. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering.]